Exhibit (m)(2)

Amended Schedule A

(dated May 1, 2010)

to the

MML Series Investment Fund II

Service Class and Service Class I

Distribution and Services Plan

Dated August 15, 2008

MML Money Market Fund

MML Inflation-Protected and Income Fund

MML Managed Bond Fund

MML Blend Fund

MML Equity Fund

MML Enhanced Index Core Equity Fund

MML Small Cap Equity Fund

MML Strategic Emerging Markets Fund

MML China Fund

MML High Yield Fund

MML Short-Duration Bond Fund